UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 19, 2011

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02217 (Commission File Number)	58-0628465 (IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

Registrant’s telephone number, including area code: (404) 676-2121

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     On August 19, 2011, The Coca-Cola Company (the “Company”) issued $651,795,000 aggregate principal amount of 1.80% Senior Notes due 2016 (the “2016 Notes”) and $323,008,000 aggregate principal amount of 3.30% Senior Notes due 2021 (the “2021 Notes” and, together with the 2016 Notes, the “Notes”) in exchange for specified series of outstanding debt securities issued by Coca-Cola Refreshments USA, Inc. (“CCR”), a wholly-owned subsidiary of the Company, in connection with the expiration of the early participation period for its previously announced exchange offer. As a result of the exchange, the outstanding principal amount at maturity of the CCR notes tendered for exchange will be reduced by an aggregate of $1 billion. The 2016 Notes will constitute a further issuance of, form a single series with, and have the same CUSIP numbers and terms as, the 1.80% notes due 2016 that the Company issued for cash on August 10, 2011. The 2021 Notes will constitute a further issuance of, form a single series with, and have the same CUSIP numbers and terms as, the 3.30% notes due 2021 that the Company issued for cash on August 10, 2011. The Notes were issued to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in reliance on Regulation S under the Securities Act.

     The Notes were issued pursuant to the Indenture dated as of April 26, 1988 between the Company and Deutsche Bank Trust Company Americas (as successor to Bankers Trust Company), as trustee (the “Trustee”), as amended by a First Supplemental Indenture, dated as of February 24, 1992, and as amended by a Second Supplemental Indenture, dated as of November 1, 2007, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof (the “Indenture”).

     The 2016 Notes will mature on September 1, 2016. The 2021 Notes will mature on September 1, 2021. The Company will pay interest on each series of Notes on March 1 and September 1 of each year, beginning on March 1, 2012. The Notes are general unsecured obligations of the Company and rank equally in right of payment with all of the Company’s other existing and future unsecured and unsubordinated indebtedness. The Notes of each series are subject to optional redemption prior to maturity as described in the Indenture. The Notes and the Indenture contain customary events of default, including failure to pay principal or interest on the Notes when due.

    The Notes are subject to the Registration Rights Agreement entered into by the Company on August 10, 2011 (the “Registration Rights Agreement”) with the dealer managers of the exchange offer and other parties named therein. Pursuant to the Registration Rights Agreement, the Company is obligated to use commercially reasonable efforts to file a registration statement with respect to an offer to exchange the Notes for substantially similar notes of the Company that are registered under the Securities Act or, in certain circumstances, register the resale of the Notes. The registered exchange notes, if and when issued, will have terms identical to the Notes, except that their issuance will have been registered under the Securities Act.  If it fails to satisfy these and other obligations contained in the Registration Rights Agreement, the Company will be obligated to make additional payments of interest to the holders of the Notes as described in the Registration Rights Agreement.

     The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This report does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY (REGISTRANT)

Date: August 19, 2011	By:	/s/ Kathy N. Waller
Name: Kathy N. Waller Title: Vice President and Controller